UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  June 22, 2010

Maui Land & Pineapple Company, Inc.

(Exact name of Registrant as Specified in Its Charter)

Hawaii	0-6510	99-0107542
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No)

870 Haliimaile Road, Makawao, Hawaii 96768

(Address of principal executive offices)

(808) 877-3351

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement.

Convertible Note Purchase Agreements

Maui Land & Pineapple Company, Inc. (the “Company”) issued senior secured convertible notes in the aggregate principal amount of $40 million in July 2008 (the “Notes”) pursuant to a Securities Purchase Agreement dated July 27, 2008 (the “Securities Purchase Agreement”).  The Notes mature on July 15, 2013, bear interest at 5.875% per annum and are currently convertible into common stock of the Company at a conversion price of $30 per share.

On June 22, 2010, the Company entered into Convertible Note Purchase Agreements (the “Purchase Agreements”) with holders of Notes who hold, in the aggregate, $25.5 million of the principal amount of the Notes, or approximately 64% of all of the Notes currently outstanding (the “Participating Holders”).  Pursuant to the Purchase Agreements, the Company has agreed to purchase the Notes held by the Participating Holders for a purchase price equal to 88% of the principal amount of the Notes held by the Participating Holders, plus accrued and unpaid interest.  The Company also agreed to pay the Participating Holders 2% of the principal amount of the Notes (the “Lock-Up Fee”)  in exchange for the Participating Holders’ agreement not to transfer their Notes for a period of up to 47 days, which may be extended by up to 10 days in limited circumstances (the “Lock-Up Period”).

The Company intends to conduct a rights offering, pursuant to which the Company’s shareholders will have the pro rata right to purchase shares of common stock of the Company in an aggregate amount of up to $40 million.  The Company must raise sufficient capital as a result of the rights offering to allow it to purchase all of the Notes held by the Participating Holders.  The Company may enter into additional Purchase Agreements with other holders of the Notes prior to completing the rights offering.  If the Company is unable to complete the rights offering prior to expiration of the Lock-Up Period, the Purchase Agreements will terminate and the Company will not be entitled to a return of the Lock-Up Fee.

Amendments to Notes

The Notes allow the holders to require the Company to redeem the Notes at 100% of the principal amount in the event of a change in control transaction, which includes the acquisition by one or more shareholders acting as a group of 50% or more of the Company’s outstanding common stock.  The Notes also allow the holders to require the Company to redeem the Notes at 100% of the principal amount on the third anniversary of the issuance date of the Notes, or July 28, 2011.

The Notes may be amended, or provisions of the Notes may be waived, by holders of Notes holding at least 60% of the aggregate principal amount of the Notes currently outstanding.  Accordingly, pursuant to the terms of the Purchase Agreements, the Participating Holders have agreed to waive the Holders’ right to require the Company to redeem the Notes in the event of a change in control transaction resulting from the contemplated rights offering and to delete the redemption right on the third anniversary of the issuance date, among other things.

The foregoing summary of the terms of the Purchase Agreements is not complete and is qualified in its entirety by reference to the full text of the form of Purchase Agreement filed herewith as Exhibit 10.1.

Item 9.01          Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description

10.1	Form of Convertible Note Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAUI LAND & PINEAPPLE COMPANY, INC.

Date: June 22, 2010	By:	/S/ Tim T. Esaki
Tim T. Esaki
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Form of Convertible Note Purchase Agreement